UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 19, 2007
DIGENE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-28194	52-1536128

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Clopper Road Gaithersburg, Maryland	20878

(Address of principal executive offices)	(Zip Code)
(301) 944-7000

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 to Form 8-K):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On July 23, 2007, Digene Corporation (“Digene”) issued a press release reporting that the California Superior Court for the County of San Diego sustained Digene’s demurrer and dismissed the California state court action brought against Digene by Gen-Probe, Incorporated (“Gen-Probe”). A copy of the press release is attached as Exhibit 99.1. The Court’s order dismissing this action did not give Gen-Probe any right or opportunity to amend its complaint.
Digene filed a demand for arbitration against F. Hoffmann-LaRoche Ltd. and Roche Molecular Systems, Inc. (collectively, “Roche”) on December 4, 2006, seeking a determination that Roche materially breached a 1990 cross-license agreement (“CLA”) between Life Technologies, Inc. and Institut Pasteur. Digene and Roche are the current respective successors-in-interest to the CLA. Digene’s demand for arbitration was filed with the American Arbitration Association’s International Centre for Dispute Resolution in New York and asserts that Roche materially breached the CLA by granting an improper sublicense to Gen-Probe under the CLA by entering into a Supply and License Agreement with Gen-Probe.
On December 8, 2006, Gen-Probe filed a complaint for declaratory relief against Digene and Roche (as a Nominal Defendant) in Superior Court of the State of California for the County of San Diego alleging that the Supply and License Agreement entered into by Roche and Gen-Probe is permissible. In response, on January 24, 2007 Digene filed a general demurrer asking the Court to dismiss this action on the basis that Gen-Probe is not a party to the CLA and, therefore, does not have a legally sufficient interest to bring a declaratory relief claim. Gen-Probe filed an amended complaint on February 23, 2007 and in response, on March 26, 2007 Digene filed the general demurrer, which has been sustained, to Gen-Probe’s amended complaint again asking the Court to dismiss the action.
Please refer to Digene’s periodic filings with the Securities and Exchange Commission for more information about this arbitration proceeding.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
          99.1 Press Release, dated July 23, 2007, issued by Digene Corporation.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGENE CORPORATION (Registrant)
	By:	/s/ Joseph P. Slattery
Date: July 24, 2007		Name:	Joseph P. Slattery
		Title:	Chief Financial Officer and Senior Vice President, Finance and Information Systems